Exhibit 99

NEWS RELEASE




Date:             April 13, 2006

Contact:          R. Riggie Ridgeway - President & CEO
                  William B. West - Executive Vice President
                  Robert E. Dye, Jr. - Senior Vice President & CFO

To:               News Media

Release Date:     Immediate


                     PEOPLES BANCORPORATION, INC. ANNOUNCES

                     30% INCREASE IN FIRST QUARTER EARNINGS



Upstate, SC - Peoples Bancorporation, Inc. (PBCE.OB), the parent company for The Peoples National Bank, Easley, South Carolina; Bank of Anderson, N.A., Anderson, South Carolina; and Seneca National Bank, Seneca, South Carolina reported total consolidated earnings of $1,181,000 for the quarter ended March 31, 2006, an increase of 30% or $270,000 over the $911,000 reported for the quarter ended March 31, 2005. Return on average equity for the first quarter of 2006 was 11.23% compared to 9.43% for the first quarter of 2005. Diluted earnings per share were $0.19 for the first quarter of 2006 compared to $0.14 for the first quarter of 2005.

Total assets at March 31, 2006 were $489,289,000, an 8% increase over the $453,808,000 in total assets at March 31, 2005. At March 31, 2006 total gross loans were $381,546,000 compared to $335,128,000 at March 31, 2005, an increase of 14%. Total deposits at March 31, 2006 were $396,623,000, an increase of 5% from the $376,041,000 in total deposits at March 31, 2005.

Commenting on the Company's performance, Company President R. Riggie Ridgeway stated, "We are pleased to report the substantial improvement in this quarter's earnings when compared to the first quarter of 2005. Our company's core banking activities are performing as intended and driving solid and sustainable earnings growth." Ridgeway added, "We expect further earnings growth as we refine existing operations and expand the Company's service area in the Upstate."

Last week the Company announced that its lead bank, The Peoples National Bank, had acquired a location in Greenville, South Carolina for its first full-service branch office in that market. To be completed early in 2007, the new office will be located at One East Antrim Drive, the previous location of the well-known Vince Perone's Restaurant.

Currently, The Peoples National Bank maintains four (4) full-service locations: two (2) in Easley, one (1) in Pickens and one (1) in Powdersville, South Carolina; The Peoples National Bank maintains one (1) loan-production office in Greenville, South Carolina; Bank of Anderson, N.A. maintains two (2) locations in Anderson, South Carolina; and Seneca National Bank maintains one (1) location in Seneca, South Carolina.

To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, and Form 10-Q for the quarter ended March 31, 2006, which are or will be available from the Securities and Exchange Commission's public reference facilities and from its website at www.sec.gov, or from the Company's shareholders' relations department.

                          PEOPLES BANCORPORATION, INC.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)

                 (Amounts in thousands except share information)

                                               Three Months Ended
                                                    March 31,
                                                    ---------
Income Statement                                2006         2005         Change
                                                ----         ----         ------

  Net interest income ...................      $4,776       $3,962        20.55%
  Provision for loan losses .............         237          173        36.99%
  Other income ..........................       1,028          889        15.64%
  Other expenses ........................       3,880        3,333        16.41%
                                               ------       ------
     Income before income taxes .........       1,687        1,345        25.43%
  Provision for income taxes ............         506          434        16.59%
                                               ------       ------
     Net Income .........................      $1,181       $  911        29.64%
                                               ======       ======

  Return on average assets* .............        0.98%        0.83%
  Return on average equity* .............       11.23%        9.43%

Net income per common share**
  Basic .................................      $ 0.19       $ 0.15
  Diluted ...............................      $ 0.19       $ 0.14


                                                     March 31,
                                                     ---------
Balance Sheet                                   2006          2005        Change
                                                ----          ----        ------
  Total assets .........................      $489,289      $453,808       7.82%
  Gross loans ..........................       381,546       335,128      13.85%
  Allowance for loan losses ............         4,026         3,774       6.68%
  Loans, net ...........................       377,520       331,354      13.93%
  Securities ...........................        73,817        70,182       5.18%
  Total earning assets .................       457,420       422,337       8.31%
  Total deposits .......................       396,623       376,041       5.47%
  Shareholders' equity .................        42,680        38,702      10.28%
  Book value per share** ...............          6.81          6.24       9.13%


*    Annualized
** 2005 per share data has been restated to reflect the 5% stock dividend issued in December 2005.